During the six months ended June 30, 1997, certain of the Funds' investment policies were changed as set forth below:

Founders Balanced Fund
Effective January 6, 1997

      To achieve its objective, the Fund invests in a balanced portfolio of common stocks, U.S. and foreign government obligations and a variety of corporate fixed-income securities. For the equity portion of its portfolio, the Fund emphasizes investments in common stocks with the potential for capital appreciation. These stocks generally pay regular dividends, although the Fund also may invest in non-dividend-paying companies if, in Founders' opinion, they offer better prospects for capital appreciation.

      The Fund may also invest in convertible corporate obligations and preferred stocks, and may invest up to 30% of its total assets in foreign securities. The Fund will not invest more than 25% of its total assets in the securities of any one foreign country. Normally, the Fund will invest a significant percentage (up to 75%) of its total assets in common stocks, convertible corporate obligations, and preferred stocks.

Founders Special Fund
Effective January 6, 1997

      To achieve its objective, the Fund normally will invest its assets in the common stocks of three categories of companies: small- to medium-sized companies, large companies, and foreign companies. Founders may vary the amount of the Fund's assets invested in each category from time to time depending on its evaluation of market, economic, and monetary conditions. However, no more than 30% of the Fund's total assets will be invested in foreign securities, with no more than 25% of its total assets invested in any one foreign country.

Founders Frontier Fund
Effective May 1, 1997

      The Fund will normally invest at least 65% of its total assets in common stocks of small- and medium-sized U.S. and foreign companies with market capitalizations or annual revenues of $200 million- $1.5 billion.

Founders Worldwide Growth Fund
Effective May 1,1997

      The Fund will not invest more than 50% of its total assets in the securities of any one foreign country.

All Funds
Effective May 1, 1997

      Several non-fundamental investment policies previously had been adopted in order to permit the Funds to register their shares for sale in certain states. These restrictions were not required by federal law. The National Securities Markets Improvement Act of 1996 has preempted the authority of the states to regulate the investment activities of mutual funds. As a result, these limitations are no longer required by state law. The Funds' Board of Directors approved elimination of these non-fundamental restrictions.

      The restrictions in question are set forth below. In addition, a matrix listing all of the Funds and these restrictions follows the list. On the matrix we have marked with an "X" those Funds for which the restrictions were eliminated.

      1. The Funds may not invest more than 5% of the market value of their respective net assets in restricted securities.

      2.    The Funds may not participate in any joint trading account.

      3. The Funds may not purchase securities of other investment companies (or, for some Funds, may not purchase such securities except under certain conditions).

      4. The Funds may not purchase warrants in excess of 5% of total assets, except that the purchase of warrants not listed on the New York or American Stock Exchanges is limited to 2% of total assets.

      5. The Funds may not invest more than 5% of their respective total assets in securities of companies which, with their predecessors, have a continuous operating record of less than three years ("unseasoned issuers").

      6. The Funds may not invest in interests in oil, gas or other mineral exploration or development programs or leases.


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      7.    The  Funds  may  not  invest  in  companies  for  the  purpose  of exercising control or management.

      8. The Funds may not pledge, mortgage or hypothecate their assets except to secure permitted borrowings, and then only in an amount up to 15% of the value of a Fund's net assets.

             FUND                         1    2   3   4    5   6   7    8
             --------------------------------------------------------------
             Discovery                    X    X   X   X    X   X   X    X
             Frontier                          X   X   X    X   X   X    X
             Passport                     X    X   X   X    X   X   X    X
             Special                      X        X   X        X        X
             International Equity         X    X   X   X    X   X   X    X
             Worldwide Growth             X    X   X   X    X   X   X    X
             Growth                       X            X        X
             Blue Chip                         X   X   X    X   X   X    X
             Balanced                     X        X   X        X        X
             Government Securities        X    X   X        X   X   X    X
             Money Market                      X                    X    X